Filed pursuant to Rule 433
Registration Statement No. 333-275898

Key Terms (Subject to Change):
Issuer:	Royal Bank of Canada (“RBC”)
CUSIP:	78017FPJ6
Trade Date:	March 26, 2024 (expected)
Issue Date:	March 28, 2024 (expected)
Valuation Date:	March 26, 2026 (expected)
Maturity Date:	March 31, 2026 (expected)
Reference Stock:	Tesla, Inc. ("TSLA”)
Coupon Payment Dates:	Monthly, beginning in May 2024
Coupon Rate:	[10.50%-11.50%] per annum (to be determined on the Trade Date).
Call Feature:	Not applicable.
Barrier Price:	50% of the Initial Stock Price
Payment at Maturity:
We will pay you at maturity, in addition to the final Coupon, an amount based on the Final Stock Price:
For each $1,000 in principal amount, $1,000 unless the Final Stock Price is less than the Barrier Price.
If the Final Stock Price is less than the Barrier Price, you will lose 1% of the principal amount for each 1% decrease in the price of the Reference Stock.

Initial Stock Price:	The closing share price of the Reference Stock on the Trade Date.
Final Stock Price:	The closing share price of the Reference Stock on the Valuation Date.
Underwriting Discount and Commissions:	2.50% of the principal amount.
Product Characteristics
•	The Notes will pay the fixed Coupon on each Coupon Payment Date, regardless of the performance of the Reference Stock.
•	If the Final Stock Price is greater than or equal to the Barrier Price, the Notes will pay the principal amount plus the final Coupon.
•
If the Final Stock Price is less than the Barrier Price, you will lose 1% of the principal amount of the Notes for each 1% decrease in the price of the Reference Stock. You will also receive the final Coupon. You could lose your entire investment.

Hypothetical Scenario Analysis
COUPON PAYMENTS
DETERMINING PAYMENT AT MATURITY
You will lose 1% of the principal amount of your notes for each 1% decrease in the price of the Reference Stock.
Investors could lose some or all of their investment at maturity if there has been a decline in the price of the Reference Stock.
Key Product Risks
•
This investment may result in a loss of up to 100% of principal. If the Final Stock Price is less than the Barrier Price, the amount of cash that you receive at maturity will represent a loss of your principal that is proportionate to the decrease in the closing price of the Reference Stock from the Trade Date to the Valuation Date.

•	The return potential of the Notes is limited to the Coupons, and you will not participate in any appreciation in the price of the Reference Stock, which may be significant.
•
Although the return on the Notes at maturity will be based on the performance of the Reference Stock, the payment of all amounts due on the Notes is subject to RBC’s credit risk. Investors are dependent on RBC’s ability to pay all amounts due on the Notes.

•	Please see next page for additional risks.

Product Risks
•	You May Lose All or a Portion of the Principal Amount at Maturity.
•	The Payments on the Notes Are Limited to the Coupon Payments.
•	Your Return on the Notes May Be Lower than the Return on a Conventional Debt Security of Comparable Maturity.
•	Payments on the Notes Are Subject to Our Credit Risk, and Changes in Our Credit Ratings Are Expected to Affect the Market Value of the Notes.
•	There May Not Be an Active Trading Market for the Notes-Sales in the Secondary Market May Result in Significant Losses.
•	The Initial Estimated Value of the Notes Will Be Less than the Price to the Public.
•	The Initial Estimated Value of the Notes that We Will Provide in the Final Pricing Supplement Will Be an Estimate Only, Calculated as of the Time the Terms of the Notes Are Set.
•	Our Business Activities and Those of Our Affiliates May Create Conflicts of Interest.
•	Owning the Notes Is Not the Same as Owning Shares of the Reference Stock.
•	You Must Rely on Your Own Evaluation of the Merits of an Investment Linked to the Reference Stock.
•
There Is No Affiliation Between the Reference Stock Issuer and RBCCM, and RBCCM Is Not Responsible for any Disclosure by the Reference Stock Issuer. The Payments on the Notes Are Subject to Postponement Due to Market Disruption Events and Adjustments.

The risks set forth in this document are only intended as summaries of some of the risks relating to an investment in the Notes. Prior to investing in the Notes, you should, in particular, review the “Product Risks” above, the “Selected Risk Considerations” section in the terms supplement and the “Additional Risk Factors Specific to Your Notes” section of the product prospectus supplement, which set forth additional risks relating to an investment in the Notes.  This document is only intended to be read together with the preliminary terms supplement and related documents, which may be accessed here: sec.gov/Archives/edgar/data/1000275/000114036124014263/ef20024703_424b2.htm
Royal Bank of Canada has filed a registration statement (including a product prospectus supplement, a prospectus supplement, and a prospectus) with the SEC for the offering to which this document relates. Before you invest, you should read those documents and the other documents relating to this offering that we have filed with the SEC for more complete information about us and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Royal Bank of Canada, any agent or any dealer participating in this offering will arrange to send you the product prospectus supplement, the prospectus supplement and the prospectus if you so request by calling toll-free at 1-877-688-2301.